EXHIBIT  99.1

FOR RELEASE

Date: October 24, 2018

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 25.7% Increase in Net Income for the Quarter Ended
September 30, 2018 and Opens Full Service Branch in Woodstock, NY

Catskill, N.Y. -- October 24, 2018-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2018, which is the first quarter of the Company’s fiscal year ending June 30, 2019.  Net income for the quarters ended September 30, 2018 and 2017 was $4.4 million compared to $3.5 million, a 25.7% increase.  Earnings per share were $0.51 per basic and diluted share, for the quarter ended September 30, 2018, and $0.41 per basic and diluted share, for the quarter ended September 30, 2017.

Donald Gibson, President & CEO, stated; “I am pleased to report record net income for the quarter ended September 30, 2018. We remain committed to our long term strategy focusing on our local communities and customers. That focus continues to drive steady growth across all three of our primary banking lines – retail, commercial, and municipal, which in turn has driven long term solid earnings growth.”

Gibson continued, “I am also pleased to report that we completed the renovations and opened our full service branch in Woodstock, NY. This represents our second branch in Ulster County and has been extremely well received.”

Selected highlights for the quarter ended September 30, 2018 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.5 million to $9.7 million for the three months ended September 30, 2018 from $8.2 million for the three months ended September 30, 2017. The growth in average loan and securities balances led to an increase in net interest income when comparing the quarters ended September 30, 2018 and 2017, and was complimented by an increase in net interest spread and net interest margin.  The increases in net spread and margin are due primarily to recent interest rate increases by the Federal Reserve.

•	Net interest rate spread increased four basis points to 3.31% as compared to 3.27% when comparing the three months ended September 30, 2018 and 2017, respectively.
•	Net interest margin increased six basis points to 3.41% for the three months ended September 30, 2018 as compared to 3.35% for the three months ended September 30, 2017.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax-equivalent net interest margin was 3.57% and 3.62% for the quarters ended September 30, 2018 and 2017, respectively.  Tax-equivalent net interest margin for the quarter ended September 30, 2018 have been adjusted to reflect the Federal statutory tax rate applicable to our fiscal year 2019 of 21.0% resulting from the Tax Cuts and Jobs Act of 2017 (“TCJA”) enacted in December 2017.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $354,000 and $347,000 for the three months ended September 30, 2018 and 2017, respectively. Allowance for loan losses to total loans receivable was 1.67% at September 30, 2018, and 1.68% at June 30, 2018.

•
Net charge-offs amounted to $70,000 and $271,000 for the three months ended September 30, 2018 and 2017, respectively, a decrease of $201,000. This decrease in charge-off activity was primarily within the commercial loan and residential real estate portfolios.

•
Nonperforming loans amounted to $3.4 million and $3.6 million at September 30, 2018 and June 30, 2018, respectively. At September 30, 2018 and June 30, 2018, respectively, nonperforming assets were 0.29% and 0.32% of total assets, and nonperforming loans were 0.47% and 0.51% of net loans. At September 30, 2017, nonperforming assets to total assets were 0.40% and nonperforming loans to net loans were 0.53%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $312,000, or 17.9%, and totaled $2.1 million and $1.7 million for the three months ended September 30, 2018 and 2017. This increase was primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards, as well as increased monthly or transactional service charges on deposit accounts. Investment services income also increased during the period due to higher sales volume of investment products.

•
Noninterest expense increased $1.1 million, or 21.8%, to $6.0 million for the three months ended September 30, 2018 as compared to $4.9 million for the three months ended September 30, 2017. This increase was primarily due to an increase in salaries and employee benefits expenses, resulting from additional staffing for the addition of two new branches located in Copake and Woodstock, New York. Staffing was also increased within our lending department, customer service center and investment center.  The increase is also due to costs associated with the opening of the newest branch in Woodstock, New York during the three months ended September 30, 2018, and an increase in professional fees.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 18.8% for the three months ended September 30, 2018, compared to 25.7% for the three months ended September 30, 2017.  The decrease in the effective tax rate for the three months ended September 30, 2018 is primarily the result of the impact of the enactment of the TCJA in December 2017.  The TCJA permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017. The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $1.2 billion at September 30, 2018 and at June 30, 2018, an increase of $36.4 million, or 3.2%.
•
Securities available-for-sale and held-to-maturity increased $5.0 million, or 1.3%, to $400.4 million at September 30, 2018 as compared to $395.4 million at June 30, 2018.  Securities purchases totaled $56.8 million during the three months ended September 30, 2018 and consisted of $43.8 million of state and political subdivision securities and $13.0 million of mortgage-backed securities. Principal pay-downs and maturities during the three months amounted to $51.6 million, of which $14.3 million were mortgage-backed securities, and $37.3 million were state and political subdivision securities.

•
Net loans receivable increased $20.1 million, or 2.9%, to $724.5 million at September 30, 2018 from $704.4 million at June 30, 2018.  The loan growth experienced during the three months consisted primarily of $5.5 million in commercial real estate loans, $3.1 million in commercial loans, $6.4 million in residential real estate loans, and $6.1 million in multi-family real estate loans.

•
Deposits totaled $1.0 billion at September 30, 2018 and at June 30, 2018, a decrease of $22.8 million, or 2.2%. Noninterest-bearing deposits increased $6.7 million, or 6.5%, and NOW deposits increased $12.2 million, or 2.3%, when comparing September 30, 2018 and June 30, 2018.  These increases were offset by a decrease in money market deposits of $21.3 million, or 16.0%, a decrease in savings deposits of $4.3 million, or 2.0%, and a decrease in certificates of deposits of $16.0 million, or 31.2%, when comparing September 30, 2018 and June 30, 2018. Typically deposits increase during the first quarter of the Company’s fiscal year as a result of an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection.  However, several taxing authorities experienced delays in sending out tax bills to property owners and as a result extended the due date for payments into October 2018.  As a result of this delay, the Company did not experience the normal growth in deposits at September 30, 2018.  Included within certificates of deposits at June 30, 2018 were $15.0 million in brokered certificates of deposit. These brokered certificates of deposit matured during the three months ended September 30, 2018 and were not renewed.

•
Borrowings for the Company amounted to $58.8 million of overnight borrowings and $17.2 million of term borrowings, with the Federal Home Loan Bank of New York at September 30, 2018, compared to no overnight borrowings and $18.2 million of term borrowings at June 30, 2018.

•
Shareholders’ equity increased to $99.6 million at September 30, 2018 from $96.2 million at June 30, 2018, as net income of $4.4 million which was partially offset by dividends declared and paid of $854,000 and an increase in other accumulated comprehensive loss of $76,000.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Quarter Ended September 30,
(Dollars in thousands, except per share data)	2018	2017
Interest income	$10,997	$9,089
Interest expense	1,340	919
Net interest income	9,657	8,170
Provision for loan losses	354	347
Noninterest income	2,052	1,740
Noninterest expense	5,961	4,893
Income before taxes	5,394	4,670
Tax provision	1,014	1,198
Net Income	$4,380	$3,472

Basic EPS	$0.51	$0.41
Weighted average shares outstanding	8,537,814	8,502,734
Diluted EPS	$0.51	$0.41
Weighted average diluted shares outstanding	8,537,814	8,531,242
Dividends declared per share	$0.10	$0.0975

Selected Financial Ratios
Return on average assets[1]	1.52%	1.40%
Return on average equity[1]	17.92	16.33
Net interest rate spread[1]	3.31	3.27
Net interest margin[1]	3.41	3.35
Fully taxable-equivalent net interest margin[2]	3.57	3.62
Efficiency ratio[3]	50.91	49.37
Non-performing assets to total assets	0.29	0.40
Non-performing loans to net loans	0.47	0.53
Allowance for loan losses to non-performing loans	363.39	328.54
Allowance for loan losses to total loans	1.67	1.71
Shareholders’ equity to total assets	8.39	8.37
Dividend payout ratio[4]	19.61	23.78
Actual dividends paid to net income[5]	19.50	10.92
Book value per share	$11.67	$10.21

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 21% and 34% for federal income taxes and 3.98% and 3.32% for New York State income taxes for the three months ended September 30, 2018 and 2017, respectively.  The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the quarters ended September 30,
(Dollars in thousands)	2018	2017
Net interest income (GAAP)	$9,657	$8,170
Tax-equivalent adjustment	473	647
Net interest income (fully taxable-equivalent basis)	$10,130	$8,817

Average interest-earning assets	$1,134,102	$975,036
Net interest margin (fully taxable-equivalent basis)	3.57%	3.62%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.0% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC did not waive its right to receive dividends declared during the quarter ended September 30, 2018, and did waive its right to receive dividends declared during the quarter ended September 30, 2017.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	As of September 30, 2018	As of June 30, 2018
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$35,132	$26,504
Long term certificate of deposit	2,385	2,385
Securities- available for sale, at fair value	119,600	120,806
Securities- held to maturity, at amortized cost	280,774	274,550
Equity securities, at fair value	232	217
Federal Home Loan Bank stock, at cost	4,147	1,545

Gross loans receivable	736,076	715,641
Less: Allowance for loan losses	(12,308)	(12,024)
Unearned origination fees and costs, net	758	814
Net loans receivable	724,526	704,431

Premises and equipment	13,267	13,304
Accrued interest receivable	5,437	5,057
Foreclosed real estate	79	119
Prepaid expenses and other assets	2,294	2,560
Total assets	$1,187,873	$1,151,478

Liabilities and shareholders’ equity
Noninterest bearing deposits	$109,358	$102,694
Interest bearing deposits	893,103	922,540
Total deposits	1,002,461	1,025,234

Borrowings from FHLB, short term	58,800	-
Borrowings from FHLB, long term	17,150	18,150
Accrued expenses and other liabilities	9,821	11,903
Total liabilities	1,088,232	1,055,287
Total shareholders’ equity	99,641	96,191
Total liabilities and shareholders’ equity	$1,187,873	$1,151,478
Common shares outstanding	8,537,814	8,537,814
Treasury shares	73,526	73,526

The above information is preliminary and based on the Company’s data available at the time of presentation.